Exhibit 10.4

EMPLOYEE SECONDMENT AGREEMENT

This Employee Secondment Agreement (this “Agreement”), dated as of [            ], 2015 (the “Effective Date”), is entered into among HESS CORPORATION, a Delaware corporation (“Hess Corp.”), HESS TRADING CORPORATION, a Delaware corporation (“HTC,” and together with Hess Corp., “Hess”), and HESS MIDSTREAM PARTNERS GP LLC, a Delaware limited liability company (the “General Partner”). Hess and the General Partner are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, pursuant to that certain Contribution, Conveyance and Assumption Agreement dated as of the date hereof (the “Contribution Agreement”), Hess and certain of its Affiliates have contributed the Assets (as such term is defined in the Contribution Agreement) (the “Assets”) to the Partnership;

WHEREAS, the General Partner is the general partner of Hess Midstream Partners LP, a Delaware limited partnership (the “Partnership”), which is engaged in the business of owning and operating natural gas processing and crude oil and natural gas liquids transportation and logistics assets, including pipelines, terminals and rail cars; and

WHEREAS, in connection with the contribution of the Assets to the Partnership, Hess desires to second to the General Partner, in its capacity as the general partner of the Partnership, certain personnel employed or contracted by Hess to perform certain functions for the Partnership in connection with the Assets.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hess and the General Partner hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. As used in this Agreement, (a) the terms defined in this Agreement will have the meanings so specified, and (b) capitalized terms not defined in this Agreement will have the meanings ascribed to those terms on Exhibit A to this Agreement.

1.2 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

1.3 Legal Representation of Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation requiring this Agreement to be construed or interpreted against any Party merely because such Party drafted all or a part of such Agreement will not apply to any construction or interpretation hereof or thereof.

1.4 Titles and Headings. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE 2

SECONDMENT

2.1 Seconded Employees. Subject to the terms of this Agreement, Hess agrees to second the Seconded Employees to the General Partner, and the General Partner agrees to accept the Secondment of the Seconded Employees for the purpose of performing job functions related to the Assets, including those job functions set forth on Exhibit B (the “Employee Functions”). The Seconded Employees will remain at all times the employees of Hess, and will also be co-employees of the General Partner during the Period of Secondment. The Seconded Employees shall, at all times during the Period of Secondment, work under the direction, supervision and control of the General Partner. Seconded Employees shall have no authority or apparent authority to act on behalf of Hess during the Period of Secondment. Those rights and obligations of the Parties under this Agreement that relate to individuals that were Seconded Employees but then later ceased to be Seconded Employees, which rights and obligations accrued during the Period of Secondment, will survive the removal of such individual from the group of Seconded Employees to the extent necessary to enforce such rights and obligations.

2.2 Period of Secondment. Hess will second the Seconded Employees to the General Partner starting on the Effective Date and continuing, during the period (and only during the period) that the Seconded Employees are performing functions for the General Partner, until the earliest of:

(a)	the end of the term of this Agreement;

(b)	such end date set forth for any Seconded Employees as may be mutually agreed in writing by the Parties (as applicable, the “End Date”);

(c)	a withdrawal, departure, resignation or termination of such Seconded Employees under Section 2.3; and

(d)	a termination of Secondment of such Seconded Employees under Section 2.4.

The period of time that any Seconded Employee is provided by Hess to the General Partner is referred to in this Agreement as the “Period of Secondment.” At the end of the Period of Secondment for any Seconded Employee, such Seconded Employee will no longer be subject to the direction by the General Partner of the Seconded Employee’s day-to-day activities. The Parties acknowledge that the Seconded Employees may also perform functions for Hess in connection with its operations and the Parties intend that the Seconded Employees shall be seconded to the General Partner only during those times that the Seconded Employees are performing functions for the General Partner hereunder.

2.3 Withdrawal, Departure or Resignation. Hess will use reasonable efforts to prevent any early withdrawal, departure or resignation of any Seconded Employee prior to the End Date for such Seconded Employee’s Period of Secondment. If any Seconded Employee tenders his or her resignation to Hess as an employee of Hess, Hess will promptly notify the General Partner. During the Period of Secondment of any Seconded Employee, Hess will not voluntarily withdraw or terminate any Seconded Employee except with the written consent of the General Partner, such consent not to be unreasonably withheld. Hess will indemnify, defend and hold harmless the General Partner, its directors, officers and employees against all Losses arising out of or in any way connected with or related to the termination of employment of the Seconded Employee by Hess EVEN THOUGH SUCH LOSS MAY BE CAUSED BY THE NEGLIGENCE OF ONE OR MORE OF THE PARTNERSHIP ENTITIES, except to the extent that such Losses arise out of or result from the sole negligence, gross negligence or willful misconduct of any of the Partnership Entities. Upon the termination of employment, the Seconded Employee will cease performing services for the General Partner.

2.4 Termination of Secondment. The General Partner will have the right to terminate the Secondment of any Seconded Employee for any reason at any time. Upon the termination of any Seconded Employee’s Period of Secondment, Hess will be solely liable for any costs or expenses associated with the termination of the Secondment, except as otherwise specifically set forth in this Agreement. Hess will indemnify, defend and hold harmless the General Partner, its directors, officers and employees against all Losses arising out of or in any way connected with the termination of Secondment of the Seconded Employee by Hess EVEN THOUGH SUCH LOSS MAY BE CAUSED BY THE NEGLIGENCE OF ONE OR MORE OF THE PARTNERSHIP ENTITIES, except to the extent that such Losses arise out of or result from the sole negligence, gross negligence or willful misconduct of any of the Partnership Entities. Upon the termination of a Secondment, the Seconded Employee will cease performing functions for the General Partner.

2.5 Supervision.

(a) During the Period of Secondment, the General Partner will serve as the employer directly controlling the personnel providing Employee Functions and will retain the exclusive right, solely to the extent it relates to the Period of Secondment, to:

(i) be ultimately and fully responsible for the daily work assignments of the Seconded Employees during those times that the Seconded Employees are performing functions for the General Partner hereunder, including supervision of their the day-to-day work activities and ensuring that such Seconded Employee’s performance is consistent with the purposes stated in Section 2.1 and the job functions associated with the Employee Functions;

(ii) to handle any performance issues of Seconded Employees;

(iii) set the hours of work and the holidays and vacation schedules for Seconded Employees; and

(iv) have the right to determine training that will be received by the Seconded Employees.

(b) Notwithstanding the foregoing, Hess shall be responsible for administering the payment of each Seconded Employee’s wages and benefits, all withholding obligations to federal, state and local tax and insurance authorities, and all other costs and expenses associated with Seconded Employees, including workers’ compensation expense.

(c) In the course and scope of performing any Seconded Employee job functions, the Seconded Employees will be integrated into the organization of the General Partner, will report into the General Partner’s management structure, and will be under the direct management and supervision of the General Partner, in its capacity as the general partner of the Partnership.

2.6 Seconded Employee Qualifications; Approval. Hess will provide such suitably qualified and experienced Seconded Employees as Hess is able to make available to the General Partner, and the General Partner will have the right to approve such Seconded Employees. All Seconded Employees identified as of the Effective Date have been approved and accepted by the General Partner as suitable for performing job functions related to the Employee Functions.

2.7 Workers’ Compensation Insurance. At all times, Hess will maintain workers’ compensation or similar insurance (either through an insurance company or self-insured arrangement) applicable to the Seconded Employees, as required by applicable state and federal workers’ compensation and similar laws.

2.8 Benefit Plans. Neither the General Partner nor any of the Partnership Entities shall be deemed to be a participating employer in any Benefit Plan during the Period of Secondment. Subject to the General Partner’s reimbursement obligations hereunder, Hess shall remain solely responsible for all obligations and liabilities arising under the express terms of the Benefit Plans, and the Seconded Employees will be covered under the Benefit Plans subject to and in accordance with their respective terms and conditions, as may be amended from time to time. Hess and its ERISA Affiliates may amend or terminate any Benefit Plan in whole or in part at any time. During the Period of Secondment, neither the General Partner nor any of the Partnership Entities shall assume any Benefit Plan or have any obligations, liabilities or rights arising under the express terms of the Benefit Plans, in each case except for cost reimbursement pursuant to this Agreement.

ARTICLE 3

SECONDMENT FEE

3.1 Secondment Fee.

(a) The General Partner shall pay to Hess an annual fee, payable in equal monthly installments, that will reflect the costs incurred by Hess with respect to its employment of the Seconded Employees (the “Secondment Fee”). The Parties acknowledge and agree that the Secondment Fee is intended to cover the total cost of employing the Seconded Employees during the Period of Secondment (the “Total Services Costs”) to the extent such Total Services Costs are attributable to the provision of the Employee Functions. Hess shall determine in good faith the percentage of the Total Services Costs that are attributable to the provision of the Employee Functions by the Seconded Employees to the General Partner based on Hess’s then-current corporate transfer pricing policies, as generally applied in a non-discriminatory manner. To the extent that the amount of any cost or expense, once known, varies from the estimate used for determining the Secondment Fee hereunder, the difference, once determined, shall be added to or subtracted from the Secondment Fee for the following year.

(b) For the avoidance of doubt, the Secondment Fee shall not include any costs associated with equity-based compensation granted by Hess or the General Partner to the Seconded Employees; provided, however, that to the extent the General Partner grants any awards under any incentive compensation plan of the Partnership or the General Partner in effect from time to time, such awards shall be at the General Partner’s sole expense and the General Partner shall reimburse Hess for any expenses Hess may incur with respect to such awards.

(c) The Parties acknowledge and agree that the Secondment Fee may change from time to time, as determined by Hess in good faith, to accurately reflect the degree and extent of the Employee Functions provided to the General Partner by the Seconded Employees or to reflect any change in the cost of employing the Seconded Employees. On or prior to January 1 of each calendar year during the term of this Agreement, Hess will provide the General Partner with an estimate of the Secondment Fee for the succeeding calendar year, and such Secondment Fee will be invoiced to the General Partner in accordance with this Section 3.1(c).

(d) Within 20 days following the end of each month during the Period of Secondment, Hess shall send to the General Partner an invoice (in a form mutually agreed by the Parties) of the amounts due for such month setting forth the applicable portion of the Secondment Fee payable for such month and any amounts reimbursable under this Agreement. The General Partner shall, or shall cause the Partnership Entities to, pay such invoice by the later of (i) thirty days of receipt and (ii) the last Business Day of the month in which the General Partner received such invoice, except for any amounts that are being disputed in good faith by the General Partner. If Hess determines that the amount reflected on any invoice previously sent to, and paid by, the General Partner did not accurately state the amounts owed by the General Partner under this Section 3.1, Hess shall include appropriate adjustments on the next invoice; provided, however, that such adjustments shall be included only to the extent that they relate to a month in the same calendar quarter as such invoice relates; provided further that Hess and the General Partner shall negotiate, in good faith, the timing of payment of any such adjustments. Any such adjustments shall be separately stated and computed in such detail as is mutually agreed by Hess and the General Partner. For the avoidance of doubt, any adjustments that do not relate to a month in the same calendar quarter as such invoice relates shall not be due and payable by the General Partner. Any amounts that the General Partner has disputed in good faith and that are later determined by any court or other competent authority having jurisdiction, or by agreement of the Parties, to be owing from the General Partner to Hess shall be paid in full within ten days of such determination, together with interest thereon at the Interest Rate from the date due under the original invoice until the date of payment. For long as the General Partner is an Affiliate of Hess, the General Partner and Hess may settle the General Partner’s financial obligations to Hess through Hess’s normal interaffiliate settlement processes.

3.2 Cancellation or Reduction of Services. The General Partner may terminate or reduce the level of any of the Employee Functions on 30 days’ prior written notice to Hess. In the event the General Partner terminates the Employee Functions, the General Partner shall pay Hess the applicable monthly portion of the Secondment Fee for the last month (or portion thereof) in which it received Employee Functions. Upon payment thereof, the General Partner shall have no further payment obligation to Hess under this Agreement.

3.3 Reimbursements for Other Costs and Expenses. This Agreement does not address the reimbursement of any costs or expenses associated with any services provided by Hess and its Affiliates other than the Employee Functions. For the avoidance of doubt, any amounts payable by the General Partner under this Agreement shall be in addition to, and not in duplication of, any amounts payable by the General Partner or any Partnership Entity under the Omnibus Agreement or the Operational Services Agreement.

ARTICLE 4

ALLOCATION; RECORDS

4.1 Allocation; Records. Hess will use commercially reasonable efforts to maintain an allocation schedule reflecting the direct and indirect costs that are included in the calculation of the Secondment Fee. The General Partner and its representatives will have the right to audit such records and such other records as the General Partner may reasonably require in connection with its verification of the Secondment Fee during regular business hours and on reasonable prior notice.

4.2 Agent. The costs and expenses included in the Secondment Fee remain the primary legal responsibility of the General Partner as the co-employer of the Seconded Employees during the Secondment Period. Hess agrees to act as agent for the General Partner in paying such amounts to the employees temporarily assigned under this Secondment Agreement. Hess agrees to indemnify and hold the General Partner harmless from any and all Losses incurred by the General Partner or any of the other Partnership Entities related to Hess’s failure to carry out its duties as agent for the payment of such amounts as set forth above.

ARTICLE 5

TERM AND TERMINATION

5.1 Term. The term of this Agreement will commence on the Effective Date and, subject to Section 3.2 and Section 5.2, will continue for an initial period of ten years. Upon the expiration of the initial ten-year period, the term of this Agreement shall automatically extend for additional five-year periods.

5.2 Termination. The Parties may terminate this Agreement prior to the expiration of the initial term (or any applicable renewal term) as follows:

(a) If any Party is in default under this Agreement, the non-defaulting Party may, as its sole option, (1) terminate this Agreement immediately upon written notice to the defaulting Party, (2) withhold any payments due to the defaulting Party under this Agreement or (3) pursue any other remedy at law or in equity. For purposes of this Section 5.2(a), a Party shall be in default under this Agreement if:

(i) such Party materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; or

(ii) such Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it; (B) makes an assignment or any general arrangement for the benefit of creditors; (C) otherwise becomes bankrupt or insolvent (however evidenced); or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b) The General Partner may terminate this Agreement at any time upon 30 days’ prior written notice to Hess and only those provisions that, by their terms, expressly survive this Agreement shall so survive.

(c) At any time following the occurrence of a Partnership Change of Control, either Party may terminate this Agreement upon written notice to the other Party, and such termination shall be effective as of the later of the effective date of such Partnership Change of Control and the date specified in such notice.

ARTICLE 6

GENERAL PROVISIONS

6.1 Accuracy of Recitals. The paragraphs contained in the recitals to this Agreement are incorporated in this Agreement by this reference, and the Parties to this Agreement acknowledge the accuracy thereof.

6.2 Notices. All written notices, requests, demands and other communications required or permitted to be given under this Agreement shall be sufficient and deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided such notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) if by e-mail, one Business Day after delivery with receipt confirmed. All notices shall be addressed to the Parties at the respective addresses as follows:

If to the General Partner:	If to Hess:

Hess Midstream Partners GP LLC 1501 McKinney Street Houston, TX 77010 Attn: Fax: Email:	Hess Corporation 1185 Avenue of the Americas New York, NY 10036 Attn: Fax: Email:

or to such other address or to such other Person as either Party will have last designated by written notice to the other Party.

6.3 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

6.4 Modifications. Any actions or agreement by the Parties to modify this Agreement, in whole or in part, shall be binding upon the Parties, so long as such modification shall be in writing and shall be executed by all Parties with the same formality with which this Agreement was executed.

6.5 No Third Party Beneficiaries. No Person not a Party to this Agreement will have any rights under this Agreement as a third party beneficiary or otherwise, including, without limitation, Seconded Employees. In furtherance but not in limitation of the foregoing: (a) nothing in this Agreement shall be deemed to provide any Seconded Employee with a right to continued Secondment or employment and (b) nothing in this Agreement shall be deemed to constitute an amendment to any Benefit Plan or limit in any way the right of Hess and its ERISA Affiliates to amend, modify or terminate, in whole or in part, any Benefit Plan which may be in effect from time to time.

6.6 Relationship of the Parties. Nothing in this Agreement will constitute the Partnership Entities, Hess or its Affiliates as members of any partnership, joint venture, association, syndicate or other entity.

6.7 Assignment. Neither Party will, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, assign, mortgage, pledge or otherwise convey this Agreement or any of its rights or duties hereunder; provided, however, that either Party may assign or convey this Agreement without the prior written consent of the other Party to an Affiliate. Unless written consent is not required under this Section 6.7, any attempted or purported assignment, mortgage, pledge or conveyance by a Party without the written consent of the other Party shall be void and of no force and effect. No assignment, mortgage, pledge or other conveyance by a Party shall relieve the Party of any liabilities or obligations under this Agreement.

6.8 Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together shall constitute one and the same Agreement. Each Party may execute this Agreement by signing any such counterpart.

6.10 Time of the Essence. Time is of the essence in the performance of this Agreement.

6.11 Governing Law ; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the State of Texas United States District Court for the Southern District of Texas, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Harris County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by Applicable Law.

6.12 WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

6.13 Delay or Partial Exercise Not Waiver. No failure or delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by either Party of a breach of any provisions of this Agreement will not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

6.14 Entire Agreement. This Agreement constitutes and expresses the entire agreement between the Parties with respect to the subject matter hereof. All previous discussions, promises, representations and understandings relative thereto are hereby merged in and superseded by this Agreement.

6.15 Waiver. To be effective, any waiver or any right under this Agreement will be in writing and signed by a duly authorized officer or representative of the Party bound thereby.

6.16 Incorporation of Exhibits by References. Each of the Exhibits to this Agreement is hereby incorporated by reference herein as if it were set out in full in the text of this Agreement.

[Signature page follows.]

AS WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date herein above mentioned.

HESS CORPORATION

By:
Name:
Title:

HESS TRADING CORPORATION

By:
Name:
Title:

HESS MIDSTREAM PARTNERS GP LLC

By:
Name:
Title:

Signature Page to Employee Secondment Agreement

EXHIBIT A

Definitions

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person or (b) any Person owning or Controlling fifty percent (50%) or more of the voting interests of such Person. For purposes of this Agreement, no member of the Partnership Group shall be deemed to be an Affiliate of any of the Hess Entities nor shall any of the Hess Entities be deemed to be an Affiliate of any member of the Partnership Group.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Assets” has the meaning set forth in the Recitals to this Agreement.

“Benefit Plans” means each employee benefit plan, as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any Seconded Employee (or to any dependent or beneficiary thereof), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, agreement or arrangement sponsored, maintained, or contributed to by Hess or any of its ERISA Affiliates, or under which either Hess or any of its ERISA Affiliates may have any obligation or liability, whether actual or contingent, in respect of or for the benefit of any Seconded Employee (but excluding workers’ compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business Day” means any day except for Saturday, Sunday or a legal holiday in Texas.

“Contribution Agreement” has the meaning set forth in the Recitals to this Agreement.

“Control” and its derivatives means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Effective Date” has the meaning set forth in the Preamble to this Agreement.

“Employee Functions” has the meaning set forth in Section 2.1.

“End Date” has the meaning set forth in Section 2.2(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be treated as a single employer with an Operator under Sections 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended, or Section 4001(b)(1) of ERISA.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Hess” has the meaning set forth in the preamble to this Agreement.

“Hess Corp.” has the meaning set forth in the preamble to this Agreement.

“HTC” has the meaning set forth in the preamble to this Agreement.

“Interest Rate” means, on the applicable date of determination (a) the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties), plus (b) an additional two percentage points (or, if such rate is contrary to any applicable law, the maximum rate permitted by such applicable law).

“Loss” or “Losses” means any and all costs, expenses (including reasonable attorneys’ fees), claims, demands, losses, liabilities, obligations, actions, lawsuits and other proceedings, judgments and awards.

“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the date hereof, by and among Hess Corp., the General Partner, the Partnership and the other parties thereto, as such may be amended, supplemented or restated from time to time.

“Operational Services Agreement” means that certain Operational Services Agreement, dated as of the date hereof, by and among Hess Corp., the General Partner, the Partnership and the other parties thereto, as such may be amended, supplemented or restated from time to time.

“Partnership” has the meaning set forth in the recitals to this Agreement.

“Partnership Change of Control” means Hess ceases to Control the general partner of the Partnership.

“Partnership Entities” means the Partnership and each of its direct and indirect subsidiaries.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Period of Secondment” has the meaning set forth in Section 2.2.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Seconded Employees” means those employees of Hess and its Affiliates who are engaged in providing the Employee Functions to the General Partner from time to time.

“Secondment” means each assignment of any Seconded Employee to the General Partner from Hess in accordance with the terms of this Agreement.

“Secondment Fee” has the meaning set forth in Section 3.1(a).

“Total Services Costs” has the meaning set forth in Section 3.1(a).

EXHIBIT B

Employee Functions

The Employee Functions to be provided by the Seconded Employees of Hess Corp. include, but are not limited to:

•	Executive Oversight (including select positions involving legal, tax and management of key controls and processes);

•	Business Development;

•	Corporate Development (including Treasurer, Controller and Corporate Secretary functions);

•	Unitholder and Investor Relations;

•	Communications and Public Relations; and

•	such other operational, commercial and business functions that are necessary to develop and execute the business strategy of the Partnership Group including, without limitation, expansion of existing facilities; acquisition of new facilities, customers or key suppliers; and determine key investment decisions and structures.

The Employee Functions to be provided by the Seconded Employees of HTC include, and are limited to:

•	Coordination of scheduling of rail tank cars with railroad owners and related suppliers, service providers and customers.

B - 1